UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PSS WORLD MEDICAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

July     , 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of PSS World Medical, Inc., which will be held at 10:00 a.m., local time, on Thursday, August 25, 2011, at the Enterprise Park Building located at 4190 Belfort Road, Jacksonville, Florida 32216, next to the Company’s corporate headquarters.

The principal business of the meeting will be to:

1.	Elect three Class III Directors to the Company’s Board of Directors to serve three-year terms expiring in 2014;

2.	Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year;

3.	Approve an amendment to the Company’s Bylaws to provide for a majority vote standard in uncontested director elections;

4.	Conduct an advisory vote on the compensation of the Company’s named executive officers;

5.	Conduct an advisory vote on the frequency of a shareholder vote on the compensation of the Company’s named executive officers; and

6.	Transact such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you expect to be present at the meeting, we urge you to vote via the Internet, by telephone, or by returning the enclosed proxy card in the enclosed postage-paid envelope so that your shares may be represented at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

Sincerely yours,

Gary A. Corless	Delores M. Kesler
President and Chief Executive Officer	Chairman of the Board

PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 25, 2011

The 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of PSS World Medical, Inc., a Florida corporation (the “Company”), will be held at 10:00 a.m., Eastern Daylight Time, on Thursday, August 25, 2011, at the Enterprise Park Building located at 4190 Belfort Road, Jacksonville, Florida 32216, next to the Company’s corporate headquarters, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	Elect three Class III Directors to the Company’s Board of Directors to serve three-year terms expiring in 2014;

2.	Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year;

3.	Approve an amendment to the Company’s Bylaws to provide for a majority vote standard in uncontested director elections;

4.	Conduct an advisory vote on the compensation of the Company’s named executive officers;

5.	Conduct an advisory vote on the frequency of a shareholder vote on the compensation of the Company’s named executive officers; and

6.	Transact such other business as may properly come before the meeting or any adjournment thereof.

The Board has fixed the close of business on June 17, 2011 as the record date for the purpose of determining the shareholders of record entitled to notice of and to vote at the Annual Meeting and any and all adjournments and postponements thereof.

By Order of the Board of Directors,

Joshua H. DeRienzis

Vice President, General Counsel and Corporate Secretary

Jacksonville, Florida

July     , 2011

PLEASE VOTE YOUR SHARES BY PROXY USING ONE OF THE FOLLOWING METHODS SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING: (I) VOTE BY TELEPHONE OR VIA THE INTERNET USING THE INSTRUCTIONS ON YOUR PROXY CARD, OR (II) IF YOU HAVE REQUESTED TO RECEIVE PRINTED PROXY MATERIALS, COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

PROXY STATEMENT

Date, Time, and Place of Meeting

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of PSS World Medical, Inc., a Florida corporation (the “Company”), for use at its 2011 Annual Meeting of Shareholders to be held on Thursday, August 25, 2011, at 10:00 a.m., Eastern Daylight Time, or at any postponements or adjournments thereof (the “Annual Meeting”). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Enterprise Park Building located at 4190 Belfort Road, Jacksonville, Florida 32216, next to the Company’s corporate headquarters. The Company’s mailing address and the location of its principal executive offices is 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

Distribution and Electronic Availability of Proxy Material

The Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials to shareholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice tells you how to access and review the Proxy Statement and our 2011 Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the fiscal year ended April 1, 2011, including financial statements, as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, simply follow the instructions for requesting these materials included in the Notice.

The 2011 Notice of Annual Meeting and Proxy Statement and the 2011 Annual Report are available at http://www.pssiproxy2011.com

The Notice was first provided, and these proxy solicitation materials and the Annual Report were

first mailed and made available on the Internet, to all shareholders entitled to vote at the Annual Meeting on or about July     , 2011.

Voting and Revocation of Proxies

Shareholders may vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. In order to vote by proxy you must either: (i) fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope, (ii) vote by telephone (instructions are provided on the proxy card and on the Notice), or (iii) vote by Internet (instructions are provided on the proxy card and on the Notice). If you choose to vote in person at the Annual Meeting, and you hold your shares through a securities broker in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Any proxy may be revoked by sending in a proxy card with a later date, by casting a new vote via telephone or Internet, or by sending a written revocation to the Company’s Corporate Secretary at the address on the cover of this Proxy Statement. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

Record Date and Outstanding Common Stock

Shareholders of record at the close of business on June 17, 2011, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. As of the record date, 53,608,814 shares of common stock of the Company (“Common Stock”) were issued and outstanding and held by approximately 1,411 shareholders of record and approximately 16,872 beneficial holders.

Quorum, Abstentions, and Broker Non-Votes

Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall: (i) determine the number of shares of Common Stock represented at the meeting; (ii) determine the existence of a quorum and the validity and effect of proxies; (iii) receive, count, and tabulate ballots and votes; and (iv) determine the results thereof. The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding at the close of business on June 17, 2011, will constitute a quorum.

Abstentions and “broker non-votes,” if any, will be considered as shares present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum. A “broker non-vote” occurs when proxies are received from brokers or nominees who have not received instructions from the beneficial owners or other persons entitled to vote with respect to a matter on which brokers or nominees do not have discretionary power to vote. Broker non-votes will not be counted as for or against any proposal. Brokers will only have discretion to vote on the ratification of the selection of KPMG LLP (“KPMG”) as the independent registered public accounting firm.

Voting of Shares and Votes Required

Shareholders are entitled to one vote per share of Common Stock on all matters voted upon at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors and have no dissenters’ rights of appraisal in connection with any matter being presented at the Annual Meeting.

Proposal 1 – Election of Directors. Directors are elected by a plurality vote of the shares present and entitled to vote. A “Withhold Authority” as to the election of any director will not be voted with respect to such director. Broker non-votes will not have an effect on this proposal.

Proposal 2 – Ratification of Appointment of KPMG LLP. The ratification of the appointment of KPMG LLP requires that the votes cast “For” this proposal exceed the votes cast “Against” this proposal. Abstentions will not have an effect on this proposal.

Proposal 3 – Approval of Amendment to Bylaws for Majority Vote Standard in Uncontested Director Elections. An approval of an amendment to the Company’s Bylaws to provide for a majority vote standard in uncontested director elections requires that the votes cast “For” this proposal exceed the votes cast “Against” this proposal. Abstentions and broker non-votes will not have an effect on this proposal.

Proposal 4 – Advisory Vote on Compensation of Named Executive Officers. The advisory vote to approve the compensation of the Company’s named executive officers requires that the votes cast “For” this proposal exceed the votes cast “Against” this proposal. Abstentions and broker non-votes will not have an effect on this proposal.

Proposal 5 – Advisory Vote on Frequency of Vote on Compensation of Named Executive Officers. The frequency of the advisory vote on the compensation of the Company’s named executive officers receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders. Abstentions and broker non-votes will not have an effect on this proposal.

ELECTION OF DIRECTORS

The Company’s Board of Directors is organized into three classes of approximately equal size with each class elected by the shareholders to staggered three year terms. It is intended that proxies will be voted for the nominees set forth herein.

Candidates for election as directors of the Company are nominated by the Board based on recommendations provided by the Corporate Governance Committee. Nominees for election are considered based on a number of qualifications, including, but not limited to, independence, character and integrity, financial literacy, level of education and business experience, sufficient time to devote to matters of the Board, diversity, and a commitment to represent the long-term interests of the Company’s shareholders. These qualifications are set forth in the Company’s “Corporate Governance Principles,” which may be found in the Investor Relations section of our website at www.pssworldmedical.com.

The following information presents the nominees for election as directors of the Company and the directors continuing in their respective terms of office, including the qualifications, attributes and skills set forth to support the conclusion that these individual are qualified to serve as a director:

Nominees for Director

Class III

For the three-year term expiring in 2014

CHARLES E. ADAIR, 63. Director since 2002.

Mr. Adair currently is a partner of Cordova Ventures, a venture capital fund management company, where he serves as a manager of venture capital funds (since 1993), and serves on the Board of Directors of Tech Data Corporation (NasdaqGS:TECD), a distributor of computers, peripherals, and software, and Torchmark Corporation (NYSE:TMK), a financial services holding company specializing in life and supplemental health insurance. Mr. Adair previously served on the Board of Directors of Performance Food Group Company, a food distributor, and was associated with Durr-Fillauer Medical, Inc., a pharmaceutical and medical products distribution company, where he served in various capacities, including President and Chief Operating Officer from 1981 until 1992. Mr. Adair is a certified public accountant and holds a Bachelor of Science degree in Accounting from the University of Alabama.

Mr. Adair is a financial expert whose accounting background and long service in executive and financial roles in the pharmaceutical distribution industry enable him to provide extensive knowledge in finance, management, operations, and risk. His experience as a director of other publicly traded distribution companies is also valuable to the Company. The Board believes this experience qualifies him to serve as a director.

ALVIN R. “PETE” CARPENTER, 69. Director since 2005.

Mr. Carpenter currently serves on the Board of Directors of the following entities: Regency Centers Corporation (NYSE:REG); Stein Mart, Inc. (NasdaqGS:SMRT); and Lender Processing Services, Inc. (NYSE:LPS). Mr. Carpenter previously served as Vice Chairman of CSX Corporation (NYSE:CSX) from July 1999 until his retirement in February 2001. He previously served as President and Chief Executive Officer of CSX Transportation from 1992 to July 1999 and was Executive Vice President-Sales and Marketing of CSX Transportation. Earlier in his career he held a wide variety of operating, planning, and sales and marketing positions with CSX Corporation, including trainmaster, superintendent of terminals, superintendent of operations, and division and regional manager. Mr. Carpenter also previously served on the Board of Directors of the following entities: Florida Rock Industries; Nations Bank; Barnett Bank, Inc.;

American Heritage Life Insurance Company; Blue Cross & Blue Shield of Florida; and One Valley Bancorp of West Virginia. Mr. Carpenter served as Chairman of the Florida Council of 100, chaired Governor Jeb Bush’s Commission on Workers’ Compensation Reform, served on Governor Bush’s Advisory Council on Base Realignment and Closure, and served as Chairman of the Board of the Jacksonville Symphony Orchestra during 2002 and 2003. Mr. Carpenter is a native of Mt. Vernon, Kentucky and a graduate of the University of Cincinnati where he earned a bachelor’s degree in political science.

Mr. Carpenter brings significant strategic and management experience from running large business units at a Fortune 500 company. In addition, having served on numerous public company boards, he brings valuable insight into the management of public companies. The Board believes this experience qualifies him to serve as a director.

STEPHEN H. ROGERS, 62. Director since 2004.

Mr. Rogers currently serves in an executive oversight role for Arthur Andersen LLP (“Andersen”). Mr. Rogers is a retired partner of Andersen, where he served as the managing partner of the Atlanta office and the southeastern region. Throughout his career with Andersen, Mr. Rogers had extensive experience serving large and complex public companies. Mr. Rogers was a member of the Board of Partners of Andersen Worldwide S.C. from September 2000 to August 2002, as well as Chairman of the Strategy and Investment Committee. In May 2005, Mr. Rogers joined Callaway Partners, an accounting professional services firm, as Chairman and Managing Partner. In July 2007, Callaway was acquired by Huron Consulting Group (“Huron”), and Mr. Rogers served as a Managing Director from July 2007 until September 2009. Mr. Rogers is a certified public accountant and holds a Bachelor of Science in Accounting from Indiana University.

Mr. Rogers is a financial expert, with service as a partner of a major public accounting firm and experience with large complex public companies. The Board believes this experience qualifies him to serve as a director.

Members of Board of Directors Continuing in Office

Class I

For the three-year term expiring 2012

JEFFREY C. CROWE, 64. Director since 2007.

Mr. Crowe currently serves on the Board of Directors of the following entities: Landstar System, Inc. (“Landstar”) (NasdaqGS: LSTR) (as Chairman Emeritus since December 2009 and Chairman from April 1991 to December 2009); SunTrust Banks, Inc. (NYSE: STI) (since April 2004); and Silgan Holdings, Inc. (NasdaqGS: SLGN) (since May 1997). Mr. Crowe previously was the Chief Executive Officer of Landstar from April 1991 to June 2004 (and President from April 1991 to December 2001) and served on the Board of Directors of the following entities: the U.S. Chamber of Commerce (as Chairman from June 2003 to June 2004 and Vice Chairman from June 2002 to May 2003); the National Defense Transportation Association (as Chairman from October 1993 to July 2003); the National Surface Transportation Infrastructure Financing Commission (March 2007 to February 2009); and the United Way of Northeast Florida.

Mr. Crowe has extensive executive and management experience, including as the former Chairman and Chief Executive Officer of a large publicly-traded transportation and logistics company. Mr. Crowe’s affiliation with the U.S. Chamber of Commerce and related organizations also provides valuable insight into issues affecting the Company and the economy generally. The Board believes this experience qualifies him to serve as a director.

STEVEN T. HALVERSON, 56. Director since 2008.

Mr. Halverson currently is the Chief Executive Officer of The Haskell Company, one of the largest design and construction firms in the United States, and serves on the Board of Directors of the following entities: CSX Corporation (NYSE:CSX); ACIG Insurance Co.; the Florida Council of 100; Blue Cross Blue Shield of Florida; and the Florida Chamber of Commerce. Mr. Halverson also is a regent of St. John’s University. Mr. Halverson previously served as a Senior Vice President of M. A. Mortenson, an international construction firm.

As the sitting Chief Executive Officer of one of the largest companies in its industry, and through his relationships with key organizations in the state of Florida, Mr. Halverson provides broad leadership capabilities to the Board and insight and perspective on the economy in general. The Board believes this experience qualifies him to serve as a director.

Class II

For the three-year term expiring in 2013

GARY A. CORLESS, 46. Director since 2010.

Mr. Corless currently is President and Chief Executive Officer of the Company (since February 2010) and previously served as Executive Vice President and Chief Operating Officer since August 2005. From May 2002 to August 2005, Mr. Corless served as President of Physician Business, Physician Sales & Service, and Executive Vice President of the Company. From April 1999 to May 2002, Mr. Corless served as President of the Elder Care Business, Gulf South Medical Supply. From April 1998 to April 1999, Mr. Corless served as Senior Vice President-Eastern Region of Diagnostic Imaging, a former subsidiary of the Company. Prior to that position, Mr. Corless served as the Company’s Vice President-Southern Region from April 1997 to April 1998. From 1996 to 1997, Mr. Corless served the Physician Business as a regional vice president of sales and operations, and, from 1990 to 1996, he held various leadership positions with the Company. Mr. Corless earned a Bachelor of Science in Finance from Florida State University.

Mr. Corless has over 20 years experience with the Company in various leadership capacities, including as Chief Executive Officer, Chief Operating Officer and as President of both of the Company’s major operating divisions. The Board believes this experience qualifies him to serve as a director.

MELVIN L. HECKTMAN, 71. Director since 1998.

Mr. Hecktman currently is President of Hecktman Management, an investment management and consulting firm. From May 1993 through March 1998, Mr. Hecktman served on the Board of Directors of Gulf South Medical Supply, Inc., a distributor of medical supplies to the long-term care industry that was acquired by the Company in March 1998. Mr. Hecktman was previously associated with United Stationers, Inc., a wholesaler of general business products, as an employee or director for 33 years and served as Vice Chairman from 1989 through August 1993. In addition, Mr. Hecktman previously served as a director of Intercraft Industries and was a partner of Commonwealth Capital Partners, a merchant banking group.

Mr. Hecktman is familiar with the Company as a long-standing director, and has extensive wholesale and distributor management experience. The Board believes this experience qualifies him to serve as a director.

DELORES M. KESLER, 70. Director since 1993.

In February 2010, Ms. Kesler was named Chairman of the Board after previously serving as Lead Independent Director since March 2007. Ms. Kesler currently is Chairman and Chief Executive Officer of Adium LLC, a capital investment company (since 1997), and serves on the Board of Directors of the following entities: The St. Joe Company (NYSE: JOE), a real estate operating company; and the Horatio Alger Association of Distinguished Americans, Inc. In 1997, Ms. Kesler founded the Kesler Mentoring Connection, a comprehensive resource center for mentoring organizations. Ms. Kesler was a founder of Accustaff, Inc. (formally MPS Group, Inc., now Adecco Group), a consulting and staffing company, and served as its Chairman and Chief Executive Officer from 1978 until 1997. Ms. Kesler previously served on the Board of Directors of the following entities: University of North Florida Foundation; the Northeast Florida Hospice Foundation; the National Association of Staffing Services; United Way of Northeast Florida; First Coast Chamber of Commerce; Jacksonville Educational Coalition; Florida Council of 100; and Heritage Bank of Florida.

Having built a large, successful, publicly-traded organization, Ms. Kesler brings valuable entrepreneurial and organizational management skills. She also has substantial public company experience, including board leadership roles. The Board believes this experience qualifies her to serve as a director.

CORPORATE GOVERNANCE

Composition of the Board

The Company’s Board is elected by the shareholders to oversee the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. As of the date of this proxy, the Company’s Board consists of eight directors and is divided into three classes for election purposes. One class is elected at each annual meeting to serve for a three-year term.

Board Leadership Structure

The Board is responsible for reviewing its leadership structure. The Board believes that the Company and its shareholders are best served by maintaining the flexibility to have any individual serve as Chairman of the Board based on the best interests of the Company at a given point in time, rather than mandating a particular structure. In making this decision, the Board considers many factors, including the composition and experience of the directors, the Company’s corporate governance practices, and the Chief Executive Officer’s working relationship with the Board. From March 2007 until February 2010, the positions of Chief Executive Officer and Chairman were held by the same individual. In February 2010, in conjunction with the Chief Executive Officer transition that took place at that time, the Board determined that the positions of Chief Executive Officer and Chairman should be held by two separate individuals, at which time, the Board elected Ms. Kesler as Chairman of the Board and Mr. Corless as President and Chief Executive Officer of the Company. The decision to separate the roles of Chief Executive Officer and Chairman at that time was made in recognition of Ms. Kesler’s leadership role on the Board and to allow Mr. Corless to focus on his new role and responsibilities of serving as the Company’s Chief Executive Officer. The Company continues to believe the separation of the two roles is the best structure at this time.

Board’s Role in Risk Oversight

The full Board oversees enterprise risk as part of its role in reviewing the implementation of the Company’s strategic plans and objectives. The risk oversight function is administered both in full Board discussions and in individual committees that are tasked by the Board with oversight of specific risks relevant to the particular committee. On a periodic basis, the Board and its committees receive information and reports from management on the status of the risks inherent to the Company’s business and those associated with its strategy and business plans.

Shareholder Communications with the Board of Directors

The Board accepts communications sent to the Board (or to specified individual directors) by shareholders of the Company. Shareholders may communicate with the Board (or with specified individual directors) by writing to the Company at PSS World Medical, Inc., Attention: Corporate Secretary, 4345 Southpoint Boulevard, Jacksonville, Florida 32216. All written communications received in such manner from shareholders of the Company shall be forwarded promptly to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication will be forwarded promptly to all members of the Board.

Board and Annual Shareholders’ Meetings

During fiscal year 2011, the Board held eight meetings. In addition to those meetings, directors attended meetings of individual Board committees. No director attended fewer than 75% of the total meetings held in fiscal year 2011.

All directors are encouraged to attend each Annual Meeting of Shareholders of the Company. Where a director is unable to attend an Annual Meeting in person, but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. All of the Company’s directors attended the 2010 Annual Meeting of Shareholders in person.

Committees of the Board

The Company’s Board has five standing committees. All of these committees include only independent directors, except for the Executive Committee, which typically includes the Company’s Chief Executive Officer:

•	Audit Committee

•	Compensation Committee

•	Executive Committee

•	Strategic Planning Committee

•	Corporate Governance Committee

The Board’s committees perform the following functions:

Audit Committee. This Committee reports to the Board regarding the appointment of the independent registered public accounting firm, the scope and results of annual audits and quarterly reviews, compliance with accounting and financial policies, and management’s procedures and policies relative to the adequacy of, and management’s assessment of, internal control over financial reporting. The Audit Committee also prepares the Report of the Audit Committee, which is included in this Proxy Statement. The Audit Committee operates under a written charter adopted by the Board, a copy of which can be found in the Corporate Governance section of the Company’s web site at www.pssworldmedical.com. The members of the Audit Committee are Messrs. Adair, Hecktman, and Rogers, with Mr. Adair serving as Chairman. The Board has determined that Messrs. Adair and Rogers are audit committee financial experts under the rules of the SEC and that each member of the Audit Committee is financially literate within the meaning of the Nasdaq Listing Standards. The Board also has determined that all members of the Audit Committee are independent for purposes of the applicable SEC rules and the Nasdaq Listing Standards. During fiscal year 2011, the Audit Committee held twelve meetings.

Compensation Committee. This Committee reviews and approves salary, bonus, and other compensation for the Company’s executive officers. The Compensation Committee operates under a written charter adopted by the Board, a copy of which can be found within the Corporate Governance section of the Company’s web site at www.pssworldmedical.com. The members of the Compensation Committee are Ms. Kesler and

Messrs. Carpenter and Crowe, with Mr. Carpenter serving as Chairman. The Board has determined that all members of the Compensation Committee are independent for purposes of the Nasdaq Listing Standards. During fiscal year 2011, the Compensation Committee held five meetings. Additional information regarding the Compensation Committee and its processes and procedures for the consideration and determination of executive compensation can be found in the “Compensation Discussion and Analysis” section of the Proxy Statement.

Executive Committee. This Committee is authorized to act with the full authority and in place of the Board at such times as its members deem necessary and appropriate. The members of the Executive Committee are Ms. Kesler and Messrs. Adair, Carpenter and Corless, with Mr. Adair acting as Chairman. The Executive Committee held four meetings during fiscal year 2011.

Strategic Planning Committee. The Strategic Planning Committee is responsible for reviewing and monitoring the strategic planning process and goals of the Company. The members of the Strategic Planning Committee are Messrs. Crowe, Rogers, and Halverson, with Mr. Crowe serving as Chairman. During fiscal year 2011, the Strategic Planning Committee held one meeting.

Corporate Governance Committee. The Corporate Governance Committee is responsible for identifying and recommending to the Board nominees for election to the Board, recommending Board committee structures and functions, assisting with self-evaluations conducted by the Board and its committees, and Chief Executive Officer succession planning. The Corporate Governance Committee charter can be found in the Corporate Governance section of the Company’s web site at www.pssworldmedical.com. The members of the Corporate Governance Committee are Ms. Kesler and Messrs. Halverson, Hecktman and Carpenter, with Mr. Halverson serving as Chairman. The Board has determined that all members of the Corporate Governance Committee are independent for purposes of the Nasdaq Listing Standards. During fiscal year 2011, the Corporate Governance Committee held four meetings.

Process for Identifying and Evaluating Potential Directors

The Corporate Governance Committee solicits and receives recommendations and reviews the qualifications of potential director candidates. After review, the Corporate Governance Committee recommends to the Board candidates for election at the annual meeting of the Company’s shareholders and candidates to fill vacancies on the Board. Potential director candidates may also be nominated by the Company’s shareholders and are similarly reviewed by the Corporate Governance Committee, which makes recommendations to the Board.

The Corporate Governance Committee evaluates candidates for the Board by reviewing their biographical information and qualifications. If the Corporate Governance Committee determines that a candidate is qualified to serve on the Board, such candidate is interviewed by at least one member of the Committee, the Chairman of the Board and the Chief Executive Officer of the Company. Other members of the Board also have an opportunity to interview qualified candidates. The Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that the Company nominate the candidate for approval by the shareholders to fill a directorship. With respect to an incumbent director whom the Corporate Governance Committee is considering as a potential nominee for reelection, the Committee reviews and considers the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company, in addition to such person’s biographical information and qualifications.

The Corporate Governance Committee recommends nominees for election to the Board based on a number of qualifications, including, but not limited to, independence, character and integrity, financial literacy, level of education and business experience, sufficient time to devote to matters of the Board, and a commitment to represent the long-term interests of the Company’s shareholders. The Corporate Governance Committee identifies potential candidates for the Board through a variety of business contacts, including current executive officers and directors, community leaders, and shareholders as a source for potential candidates for the Board. The Corporate Governance Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for the Board. The Corporate Governance Committee seeks to ensure that the composition of the Board at all times adheres to the independence requirements of the Nasdaq Listing Standards and reflects a variety of complementary experiences and backgrounds, particularly in the areas of management and leadership, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company. Consistent with these criteria for potential director candidates, the Board values, among other things, diversity of backgrounds, talents, skills, viewpoints, abilities, education, gender and experiences and believes that the diversity that currently exists on the Board provides significant benefits to the Company.

Shareholder Recommendations to the Corporate Governance Committee

The Corporate Governance Committee will consider written recommendations from shareholders for nominees to the Board. A shareholder who wishes to recommend a person to the Committee for nomination should submit a written notice by mail to the Corporate Governance Committee c/o PSS World Medical, Inc., Attention: Corporate Secretary, 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Such a written recommendation must be received not less than 120 calendar days before the first anniversary of the date of the Company’s notice of Annual Meeting sent to shareholders in connection with the previous year’s Annual Meeting. Such a recommendation to the Committee should include (i) the candidate’s name, age, business addresses, and other contact information; (ii) a complete description of the candidate’s qualifications, experience, background, and affiliations, as would be required to be disclosed in the Proxy Statement pursuant to Regulation 14A of the SEC; (iii) a sworn or certified statement by the candidate in which he or she consents to being named in the Proxy Statement as a nominee and to serve as a director if elected; and (iv) the name and address of the shareholder(s) of record making such a recommendation. The Corporate Governance Committee did not receive any shareholder recommendations for a director nominee in connection with this Annual Meeting.

Director Independence

The Board has approved a set of director independence criteria for evaluating the independence of the Company’s directors. The director independence criteria are consistent with those adopted as part of the Nasdaq Stock Market corporate governance listing standards (the “Nasdaq Listing Standards”) for independent directors, and, in the case of Audit Committee members, the SEC standards for independent Audit Committee members. The Board has affirmatively determined that each director, other than Mr. Corless (the Company’s President and Chief Executive Officer),

is independent under those criteria. An independent director serves as the Chairman of the Board and each committee of the Board. Interested parties, including shareholders, may communicate with directors through the process described in this Proxy Statement under the heading “Shareholder Communications with the Board of Directors.”

To promote open discussion among independent directors, the independent directors of the Board met in executive sessions during fiscal year 2011 during each regularly scheduled meeting of the Board. Ms. Kesler presided over these sessions.

Compensation of Non-Employee Directors

Each independent director received the following compensation during fiscal year 2011:

•	An annual retainer of $60,000 was paid in cash on a quarterly basis.

•	An annual retainer of approximately $85,000 paid quarterly in shares of the Company’s common stock. These shares vest immediately upon grant.

Supplemental retainers were: $100,000 for the Chairman of the Board, $20,000 for the Chairman of the Audit Committee, $10,000 for the Chairman of the Executive Committee, $12,000 for all other Committee Chair positions, $10,000 for the non-Chair members of the Audit Committee, and $6,000 for all other non-Chair Committee members.

Directors who are employees of the Company are not compensated for service on the Board of Directors or any of its Committees.

The Company offers a deferred compensation plan to non-employee directors. Participants may elect to defer up to 100% of their annual retainer, supplemental retainers, and other cash compensation and invest their deferrals in a variety of investment options. A participant’s deferred compensation account balance will be distributed, at the election of the participant, in a single lump sum payment following the participant’s termination of service on the Board of Directors, or in up to ten annual installments. The deferred compensation account balance will be distributed in a lump sum payment upon the death of the participant, or in the event of a change in control of the Company.

The following table represents compensation for the Company’s independent directors during fiscal year 2011:

	Fiscal Year 2011 Director Compensation Table
Name (1)	Fees Earned or Paid in Cash (4) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Total ($)
Ms. Kesler	178,000	85,000	-	263,000
Mr. Adair	90,000	85,000	-	175,000
Mr. Carpenter	84,000	85,000	-	169,000
Mr. Crowe	78,000	85,000	-	163,000
Mr. Halverson	78,000	85,000	-	163,000
Mr. Hecktman	76,000	85,000	-	161,000
Mr. Rogers	76,000	85,000	-	161,000

(1)	Includes only non-employee directors.

(2)

Reflects the total grant date fair value of common stock awards recognized by the Company as an expense in fiscal year 2011 for financial statement reporting purposes. The grant date fair values of these awards and the amounts expensed in fiscal year 2011 were determined in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”). Common stock awards represent payments for services and are fully vested upon grant. During fiscal year 2011, Mr. Halverson deferred receipt of 3,834 shares of common stock. The value of the deferred shares is included under Stock Awards above.

(3)

There have been no new stock option grants to directors since 2005. Stock options outstanding as of April 1, 2011 held by each director were as follows: Mr. Adair 39,320; Mr. Hecktman 36,320; and Ms. Kesler 57,140. Messrs. Carpenter, Crowe, Halverson, and Rogers had no options outstanding at April 1, 2011.

(4)	Fees earned or paid in cash for fiscal year 2011 are as follows:

	Compensation by Position or Committee
Name	Retainer	Chairman	Audit Committee	Compensation Committee	Governance Committee	Strategic Committee	Executive Committee	Total
Ms. Kesler	60,000	100,000	-	6,000	6,000	-	6,000	178,000
Mr. Adair	60,000	-	20,000	-	-	-	10,000	90,000
Mr. Carpenter	60,000	-	-	12,000	6,000	-	6,000	84,000
Mr. Crowe	60,000	-	-	6,000	-	12,000	-	78,000
Mr. Halverson	60,000	-	-	-	12,000	6,000	-	78,000
Mr. Hecktman	60,000	-	10,000	-	6,000	-	-	76,000
Mr. Rogers	60,000	-	10,000	-	-	6,000	-	76,000

Changes in Non-Employee Director Compensation During Fiscal Year 2012

Non-employee director compensation during fiscal year 2012 will remain consistent with fiscal year 2011 compensation.

MANAGEMENT

Directors and Executive Officers

The directors and executive officers of the Company are as follows:

Name	Age	Position
Gary A. Corless(1)	46	Director, President and Chief Executive Officer
David M. Bronson	58	Executive Vice President and Chief Financial Officer
John F. Sasen, Sr.	69	Executive Vice President and Chief Marketing Officer
Kevin P. English	42	Chief Sourcing Officer
Bradley J. Hilton	40	Chief Service Officer
Edward D. Dienes	50	President, Physician Sales and Service
Mark E. Steele	39	President, Gulf South Medical Supply, Inc.
Joshua H. DeRienzis	42	Vice President, General Counsel and Corporate Secretary
David D. Klarner	41	Vice President and Treasurer
Charles E. Adair (1),(2)	63	Director
Jeffrey C. Crowe (3),(5)	64	Director
Alvin R. Carpenter (1),(3),(4)	69	Director
Steven T. Halverson (4),(5)	56	Director
Melvin L. Hecktman (2),(4)	71	Director
Delores M. Kesler (1),(3),(4)	70	Chairman of the Board
Stephen H. Rogers (2),(5)	62	Director

(1)	Member of the Executive Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Corporate Governance Committee.
(5)	Member of the Strategic Planning Committee.

DAVID M. BRONSON, Executive Vice President and Chief Financial Officer

David M. Bronson was appointed Executive Vice President and Chief Financial Officer in January 2002. Mr. Bronson has over 35 years of healthcare industry experience, having spent more than 15 years focused exclusively on healthcare distribution as a senior financial officer. He was previously Senior Vice President of Finance and CFO of Nasdaq-traded healthcare distributor VWR Scientific Products (later acquired by Merck KGaA in 1999) from 1995 to 1999. After completing the sale of VWR to Merck, Mr. Bronson joined Digineer, Inc., a privately-held service provider of technology-based clinical solutions, from 1999 to 2001 as Senior Vice President and CFO. Earlier in his career, Mr. Bronson held senior financial roles with NYSE-traded Baxter Healthcare, Inc. from 1975 to 1995, including Vice President of Finance and Business Development for Baxter Scientific Products from 1992 to 1995 and Vice President and Controller of Baxter Diagnostics Dade Division from 1988 to 1992. While with Baxter Healthcare, Mr. Bronson designed and led processes to refine and revitalize Baxter’s laboratory products distribution business. Mr. Bronson holds a Masters in Management from the Kellogg School of Management at Northwestern University and a B.S. in Accounting from California State University at Fullerton.

JOHN F. SASEN, SR., Executive Vice President and Chief Marketing Officer

John F. Sasen, Sr. has served as Executive Vice President and Chief Marketing Officer of the Company since April 1998. Mr. Sasen served as a Director of the Company from July 1993 to April 1998 and as President and Chief Operating Officer of the Company from August 1995 to April 1998. Mr. Sasen served as the Chief Operating Officer of the Company from December 1993 to March 1997 and served as Executive Vice President from August 1993 to August 1995. Prior to joining the Company in 1990, Mr. Sasen was Vice President of Sales, Marketing and Distributor Relations for a division of Becton Dickinson, & Company (“Becton Dickinson”), a manufacturer of health care products. In that position, Mr. Sasen directed product development and marketing efforts, technical services, product services, and customer service. Mr. Sasen was with Becton Dickinson for over 20 years. In addition, Mr. Sasen is currently on the boards of the Health Industry Distributors Association (HIDA), HIDA Education Foundation, Healthcare Distribution Management Association (HDMA), and Heska Corporation (NASDAQ:HSKA).

KEVIN P. ENGLISH, Chief Sourcing Officer

Kevin P. English was named Chief Sourcing Officer in April 2010. Previously, Mr. English served as Senior Vice President, Supplier Operations from November 2007 to April 2010. He served as the Company’s Senior Vice President, Finance from April 2004 to November 2007 and as Vice President, Finance from October 1999 to April 2004. Prior to that time, Mr. English served as the CFO for Diagnostic Imaging (a former subsidiary of the Company that was divested in November 2002) from November 1998 to October 1999 and served as Diagnostic Imaging’s Controller from April 1997 to October 1998. Before joining Diagnostic Imaging, he served as Operations Leader for the physician business’ Atlanta distribution center from October 1996 to March 1997. Mr. English was employed by Deloitte & Touche LLP, as a Senior Audit Accountant from 1992 to 1996. He holds a B.S. in Accounting from the University of Florida and is a Certified Public Accountant.

BRADLEY J. HILTON, Chief Service Officer

Bradley J. Hilton was named Chief Service Officer in April 2010. Previously, Mr. Hilton served as Senior Vice President of Operations from April 2003 to April 2010. From June 2000 to April 2003, Mr. Hilton served as the Vice President of Operations of the Company’s Physician Business. From April 1998 to June 2000, he served as the Vice President of Operations of Gulf South Medical Supply, Inc. His roles at Gulf South Medical Supply, Inc. and the Physician Sales & Service businesses were primarily focused on rebuilding the operations infrastructure to drive improved financial performance and overall service. Prior to these roles, Mr. Hilton served as an Operations Leader at three branches. Mr. Hilton holds a B.B.A. in Management from Texas A&M University.

EDWARD D. DIENES, President, Physician Sales and Service

Edward D. Dienes was named President of the Company’s Physician Business, Physician Sales & Service, in April 2010. Previously, Mr. Dienes served as Senior Vice President of Sales for Physician Sales & Service from April 2002 to April 2010. He served the Company as a Regional Vice President of Sales for two regions from April 1996 to April 2002. From August 1988 until April 1996, Mr. Dienes held various progressive leadership positions within the company. Mr. Dienes joined the Company through the acquisition of a New Orleans-based medical product distributor, Standard Crescent City Surgical, where he was employed as a sales representative from June 1985 to December 1986 and as President from January 1987 to August 1988. Mr. Dienes holds a Bachelor’s Degree in Business Administration from Loyola University in New Orleans.

MARK E. STEELE, President, Gulf South Medical Supply, Inc.

Mark E. Steele was named President of the Company’s Extended Care Business, Gulf South Medical Supply, Inc., in April 2010. Mr. Steele previously served as Vice President of Marketing for the Company’s Physician Business from August 2005 to April 2010. Mr. Steele served as a Regional Vice President of Sales from November 2002 to August 2005. He was previously the Sales Leader for PSS West Texas from February 1997 through June 1998 and the Sales Leader for PSS Chicago from June 1998 to November 2002. Mr. Steele began his career with the Company in March 1995 as a Sales Representative for PSS Southern California. He holds a B.S. in Biology from the University of California, San Diego.

JOSHUA H. DERIENZIS, Vice President, General Counsel and Corporate Secretary

Joshua H. DeRienzis was named General Counsel in April 2010. Previously, Mr. DeRienzis served the Company as Vice President of Legal Affairs since February 2008 and was named Corporate Secretary in June 2008. Prior to joining the Company, Mr. DeRienzis held senior attorney positions at Rayonier, Inc. and CA Technologies, where he focused on SEC reporting, mergers and acquisitions, corporate governance, and commercial transactions. He was also a corporate attorney at the New York offices of Skadden, Arps, Slate, Meagher & Flom LLP and White & Case LLP, two international law firms. Mr. DeRienzis received his J.D. from the Benjamin N. Cardozo School of Law and his B.A. from the State University of New York at Albany.

DAVID D. KLARNER, Vice President and Treasurer

David D. Klarner has served as Vice President and Treasurer of the Company since March 2002. Mr. Klarner focuses on banking and credit relationships, risk management, income taxes and insurance. From October 1999 to March 2002, he served as Vice President of Treasury and Financial Reporting and also Director of Financial Reporting from January 1998 to October 1999. Prior to joining the Company, Mr. Klarner was employed by Arthur Andersen LLP, as a Senior Audit Accountant from 1993 to 1997. He holds a Masters of Accountancy and a B.S. in Accounting from University of Florida and is a Certified Public Accountant.

Executive officers of the Company are elected annually and serve at the discretion of the Board of Directors. There are no family relationships between or among any of the Company’s directors or executive officers.

PROPOSAL ONE – ELECTION OF DIRECTORS

The Board currently consists of eight directors who are elected in three classes: two Class I members, three Class II members, and three Class III members. Members of each class hold office for three-year terms unless a member is elected to fill a vacancy, wherein such case the member will hold office for the remaining term. The terms of the Classes are staggered, where the term of one Class terminates each year. Each member of the Board holds office for the term in which he or she was elected and until his or her successor shall have been duly elected and qualified, or until the earlier of his or her resignation, removal from office, or death.

As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of the nominees or among any of the nominees and any executive officer, nor is there any agreement or understanding between any nominee and any other person pursuant to which the nominee was selected.

The following Directors will stand for election at the 2011 Annual Meeting of Shareholders:

The terms of the three Class III Directors, Messrs. Adair, Carpenter and Rogers, will expire at the Annual Meeting or when their successors have been duly elected and qualified. Messrs. Adair, Carpenter and Rogers have each been nominated for reelection as a Class III Director at the Annual Meeting. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting.

Biographies for each of the Company’s Directors, including the nominees for election, are located in the section titled “Election of Directors.”

THE BOARD RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” THE ELECTION OF CHARLES E. ADAIR, ALVIN R. CARPENTER AND STEPHEN H. ROGERS AS DIRECTORS TO SERVE UNTIL THE 2014 ANNUAL MEETING OF SHAREHOLDERS.

PROPOSAL TWO – RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

General Information about KPMG LLP

Although shareholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise, the Company is submitting the selection of KPMG LLP to the Company’s shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders. If the shareholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of the independent registered public accounting firm.

In choosing the Company’s independent registered public accounting firm, the Audit Committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on auditor independence, including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

KPMG LLP served as the Company’s independent registered public accounting firm for the fiscal year ended April 1, 2011 and have been selected as the independent registered public accounting firm for the fiscal year ending March 30, 2012. Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The aggregate fees billed for professional services by KPMG LLP during fiscal years 2011 and 2010 for various services were as follows:

	2011	2010
Audit fees(1)	$935,500	$868,370
Audit related fees(2)	17,500	2,981
Tax service fees(3)	172,802	239,964
Other(4)	39,548	--

Total	$1,165,350	$1,111,315

(1)

Audit fees paid to KPMG LLP by the Company were principally for services rendered for the audit of the consolidated financial statements and effectiveness of internal control over financial reporting, the reviews of the Company’s quarterly financial statements, consultations on matters reflected in the consolidated financial statements, and consents to, and reviews of, SEC filings.

(2)	Audit related fees paid to KPMG LLP by the Company were principally for services rendered for the review of the Company’s preliminary XBRL filing.

(3)

Tax service fees paid to KPMG LLP by the Company were principally for services rendered for all tax services other than those included in “audit” and “audit related” fees, including tax compliance, tax planning and tax advice.

(4)	Other services include special projects not related to audit or tax services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is subject to a specific budgeted amount. Management is required to seek pre-approval of services that will exceed the budget for services that are not detailed in an existing pre-approval policy. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve certain services between regularly scheduled meetings of the Audit Committee. Management is required to report quarterly to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. During fiscal year 2011, all services were pre-approved by the Audit Committee in accordance with this policy.

THE BOARD RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR.

PROPOSAL THREE – AMENDMENT TO BYLAWS PROVIDING FOR A MAJORITY VOTE STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

In March 2011, the Board voted unanimously to approve, and to recommend to the Company’s shareholders that they approve, an amendment to the Company’s Bylaws to provide for a majority vote standard in uncontested director elections, with an effective start date at the 2012 Annual Meeting of Shareholders.

Current Plurality Vote Standard

Currently, under the Company’s Articles of Incorporation and Bylaws, directors are elected by a plurality of the votes cast. The election of directors by a Florida corporation is governed by Section 607.0728 of the Florida Business Corporation Act (FBCA). This section provides that, unless otherwise provided in the articles of incorporation, or in a bylaw that fixes a greater voting requirement for the election of directors and that is adopted by the board of directors or shareholders of a corporation having shares listed on a national securities exchange at the time of adoption, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Under Article VII of the Company’s Articles of Incorporation, no amendment to the Bylaws which fixes a greater quorum or voting requirement for shareholders may be adopted, amended or repealed by the board of directors; hence, only shareholders can adopt a Bylaw provision implementing a majority voting standard. Section 607.0728 of the FBCA further states that a bylaw provision or amendment adopted by shareholders which specifies the votes necessary for the election of directors may not be further amended or repealed by the board of directors.

Finally, Section 607.0805 of the FBCA provides that despite the expiration of a director’s term, the director continues to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors. Accordingly, the proposed Bylaw amendment provides that “holdover” directors who do not receive the support of a majority of the votes cast at an uncontested election must submit their resignation for consideration by the Corporate Governance Committee and the full Board, which can choose to accept or reject the tendered resignation. If the Board accepts the tendered resignation, it can either appoint a replacement to fill the vacancy on the Board or reduce the size of the Board to eliminate the vacancy.

Rationale for Adopting Majority Vote Standard in Uncontested Director Elections

As a part of the ongoing review of the Company’s corporate governance, the Board determined that it is in the best interest of the Company and the Company’s shareholders to adopt a majority vote standard in uncontested director elections. The Board concluded that the adoption of a majority vote standard will reinforce the Board’s accountability to shareholders by requiring that a nominee must obtain more “For” than “Against” votes in order to be elected. The Board believes, however, that the plurality vote standard should continue to apply in contested director elections because fewer candidates could be elected to the Board than the number of authorized Board seats if a majority vote standard is used in contested director elections.

Proposed Amendment to the Company’s Bylaws

The proposed amendment to the Company’s Bylaws is as follows:

Text of amendment to Section 8 of Article I of the Bylaws (additions are underscored and deletions are ~~struck-through~~):

Except as provided in the Articles of Incorporation or the Act, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Authorized but unissued shares, shares of stock of the Corporation owned by another corporation, the majority of the voting stock of which is owned or controlled by the Corporation, and shares of stock of the Corporation held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time. A shareholder may vote either in person or by proxy executed in writing by the shareholder or another person entitled to vote on behalf of the shareholder pursuant to Section 607.0721 of the Act or an attorney in fact for the shareholder.

If a quorum exists, except in the case of the election of directors, action on a matter shall be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the Act or the Articles of Incorporation require a greater number of affirmative votes. Except as provided in Section 7 of Article II of these Bylaws, each ~~Each~~ director shall be elected by ~~a plurality of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present.~~ the vote of the majority of the votes cast with respect to the director at any meeting of shareholders for the election of directors at which a quorum is present; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (i) the Secretary receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for director set forth in Article II, Section 14 of these Bylaws, and (ii) such nomination has not been withdrawn by such shareholder on or before the tenth day before the Corporation first makes available to shareholders (either by mailing or making available on the internet) its notice of meeting for such meeting. At each election of directors, every shareholder who is entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by such shareholder for as many persons as there are directors to be elected at that time and for whose election such shareholder has a right to vote. If directors are to be elected by a plurality of the votes cast, shareholders may withhold their vote with respect to a director, but shall not be permitted to vote against a nominee. For purposes of election of directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counting as “votes cast” for this purpose). Shareholders do not have a right to cumulate their votes for directors.

If an incumbent director is not elected by a majority of votes cast (unless, pursuant to the immediately preceding paragraph, the director election standard is a plurality), the incumbent director shall promptly tender his or her resignation to the Board of Directors for consideration. The Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board of Directors will act on the Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. An incumbent director who tenders his or her resignation for consideration will not participate in the Committee’s or the Board of Directors’ recommendation or decision, or any deliberations related thereto.

If a director’s resignation is accepted by the Board of Directors pursuant to this Section 8, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of Article II, Section 7 of these Bylaws or may decrease the size of the Board of Directors pursuant to Article II, Section 5 of these Bylaws.

If the shareholders do not approve this proposal, then the corresponding amendment to the Company’s Bylaws discussed above will not be implemented.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE COMPANY’S BYLAWS TO ADOPT A MAJORITY VOTE STANDARD IN UNCONTESTED DIRECTOR ELECTIONS.

PROPOSAL FOUR – ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables the Company’s shareholders to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Overall, the Company has a “pay-for-performance” philosophy that forms the foundation of essentially all decisions regarding compensation of the Company’s named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in the Company’s ability to attract and retain the executive talent necessary to lead the Company through a period of consistently strong performance. Please refer to “Executive Compensation – Compensation Discussion and Analysis” for an overview of the compensation of the Company’s named executive officers.

Accordingly, in compliance with the Dodd-Frank Act, the Board is asking for shareholder approval of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers, as described under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion associated with the compensation tables in the Company’s proxy statement for its 2011 Annual Meeting of Shareholders is hereby APPROVED.”

Although this vote is advisory and therefore not binding in any way, the Board and the Compensation Committee value the opinions of Company’s shareholders and will consider, the outcome of the vote on this proposal when making future compensation decisions for the Company’s named executive officers.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FIVE – ADVISORY VOTE ON THE FREQUENCY OF VOTES ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also enables the Company’s shareholders to vote, on an advisory basis, on how frequently they would like to cast an advisory vote on the compensation of the Company’s named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for the Company and its shareholders at this time. Although this vote is advisory and therefore not binding in any way, the Board values the opinions of Company’s shareholders and intends to hold “say-on-pay” votes in the future in accordance with the alternative that receives the most shareholder support.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF HOLDING AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS EVERY YEAR.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2011 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2011 and in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2011.

The Compensation Committee:

Mr. Alvin R. Carpenter (Committee Chair)

Mr. Jeffrey C. Crowe

Ms. Delores M. Kesler

COMPENSATION DISCUSSION AND ANALYSIS

Principles and Objectives of the Executive Compensation Programs

The Company’s compensation programs are governed by the Compensation Committee of the Board of Directors. The Compensation Committee is responsible for setting and approving the compensation of the Company’s executive officers, and periodically engages independent compensation consultants to aid the Committee in its review of the executive compensation program.

The goals of the executive compensation program are to:

•

enable the Company to attract and retain high-quality executives by providing total compensation opportunities and a compensation mix which are fair and competitive with reasonable fixed costs and appropriate incentive opportunities aligned with performance; and

•	motivate executives to act in the best interest of shareholders by providing substantial incentive opportunities to be earned through achievement of results that create long-term shareholder value.

The Compensation Committee

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation programs. The role of the Compensation Committee is to oversee the Company’s compensation and benefit plans and policies, administer its stock plans, including the review and approval of equity grants to officers, and review and approve all annual compensation decisions relating to the Company’s executive officers, including the Company’s Chief Executive Officer, Chief Financial Officer, and the other executive officers named in the “Summary Compensation Table” (the “Named Executive Officers”).

The Compensation Committee reviews the executive officers’ compensation against peer groups, and also considers recommendations from the Chief Executive Officer regarding total compensation for those executives reporting directly to him. Management provides to the Compensation Committee historical and prospective breakdowns of the total compensation components for each executive officer.

The Compensation Committee intends to continue its strategy of compensating executives through programs that emphasize performance-based incentive compensation. A significant portion of executive compensation is tied directly to the financial performance of the Company and is structured to ensure that there is i) an appropriate balance between short and long-term measures, and ii) alignment between executive compensation and the Company’s strategic plan, financial performance and shareholder return. During fiscal year 2011, the Compensation Committee engaged the consulting firm Towers Watson to perform a competitive pay analysis for the Company’s Named Executive Officers and to perform a review of the design of the Company’s incentive plans.

Competitive Benchmarking

The Compensation Committee annually reviews the elements of compensation paid to the Named Executive Officers using the following commercially available, broad-based, comparative market compensation survey reports developed by independent professional organizations (collectively, the “Survey Reports”):

•	2009 Towers Perrin General Industry Executive Compensation Database
•	2009/2010 Watson Wyatt Industry Report on Top Management
•	2009 Mercer Executive Benchmark Database

The Survey Reports provide market averages, ranges, and total compensation as well as the elements of compensation, such as base salary, short-term incentives, and long-term incentives. No particular industry peer group is selected for competitive review because the Company competes for executives within industries other than the healthcare distribution industry. The Compensation Committee believes that the size of the business and scope of the executive officer’s responsibility are the most important benchmarking factors for attracting and retaining executive officers. In establishing appropriate compensation targets for the Company’s executives, management correlates business revenue and compensation across various industries to compare executives with responsibilities of similar size and scope.

Based on the factors identified above, the data derived from the Survey Reports, and recommendations from the Chief Executive Officer, the Compensation Committee may adjust the annual base salary for each of the Named Executive Officers at the Compensation Committee’s annual review of each such officer’s base salary. The Compensation Committee conducts annual base salary reviews between the start of the fiscal year and the first scheduled Board meeting of each fiscal year which is typically in June.

How the Company Determines and Assesses Executive Compensation

The Compensation Committee believes that the total compensation package available to the Company’s executives should be fair and competitive, should provide enhanced levels of financial reward based on higher levels of performance, and should be designed to recognize and reward both short and long-term performance based on growth in shareholder value. The Company sets compensation levels for the executive officers to be competitive, after careful consideration and analysis of the Survey Reports. No specific formula or weightings are used in regard to the allocation of the various pay elements within the Company’s executive compensation program. In general, the Company emphasizes incentive compensation tied to achievement of annual and long-term goals over fixed compensation such as base salary. The Company believes its most senior executives should have a greater percentage of pay at risk (reflecting their increased ability to impact the Company’s performance) and a greater percentage of pay in the form of long-term incentives (reflecting greater ability to impact long-term shareholder value). The Compensation Committee intends to provide a greater proportion of total compensation to the Company’s executive officers in the form of variable “at-risk” compensation opportunities such as annual cash incentives, long-term equity, and non-equity incentives and a smaller proportion of fixed compensation in the form of base salary.

The Company and Compensation Committee have reviewed and conducted a risk assessment of the Company’s compensation policies and practices and have concluded that its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The size and weighting of various components of compensation between the Named Executive Officers is directly related to the relative amounts of materiality, accountability, and responsibility of their respective positions, as determined by the Company.

Elements of Executive Compensation

The compensation program for Named Executive Officers consists of the following elements:

•	Annual base salaries
•	Annual cash incentive awards
•	Long-term equity incentive awards
•	Deferred compensation program
•	Other compensation

The Compensation Committee has selected these elements of compensation to create a flexible package that aligns executive compensation with the long-term performance requirements of the Company’s strategic plans.

Annual Base Salaries

Salaries are used to provide a fixed amount of compensation for the executive’s ongoing work. The salaries of the Named Executive Officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of base pay compared to companies which are of comparable size to the Company and to companies with which the Company competes for executive talent.

The Compensation Committee’s review of base salaries of the Company’s executives takes into consideration the following:

•	Experience and background
•	Record of achievement in their area of responsibility
•	The growth in the Company’s revenue and earnings per share
•	Median salary levels for companies of comparable revenue size and in similar geographies
•	The Company’s budgets and general economic conditions

Base salary increases awarded to the Named Executive Officers for fiscal year 2011 ranged from 7.5% to 17%. With the promotion of Mr. Corless to President and Chief Executive Officer, Mr. Corless’s annual base salary was increased to $600,000 in February 2010 and further adjusted in fiscal year 2011 to $640,000 to reflect a merit increase for the year. The fiscal year 2011 base salary increase for Messrs. Hilton and Mr. English reflect their promotions to Chief Service Officer and Chief Sourcing Officer, respectively, and the additional responsibilities of their positions. All other increases were based on both individual performance and attributed to normal merit increases for the year (with consideration that the Company’s officers did not receive salary increases in fiscal year 2010 due to economic conditions and reflect the elimination of certain executive perquisites in fiscal year 2011). Salary changes are effective at the beginning of the fiscal year and all salary increases for Named Executive Officers are approved by the Compensation Committee.

Annual Cash Incentive Awards

The Company’s annual incentive bonus program was established to align executive behavior with the Company’s short-term performance goals. For fiscal year 2011, the Compensation Committee established a target bonus based on a percentage of base salary for each of the Named Executive Officers based upon an analysis of incentive compensation opportunities of comparable positions in companies which are of comparable size to the Company and to companies with which the Company competes for executive talent. The actual amount of annual incentive earned by the Named Executive Officers is determined based on the Company’s level of achievement of pre-established performance goals related to earnings per share as well as other individual or Company goals determined on an annual basis, consistent with a business plan reviewed and approved by the Board of Directors and an annual incentive compensation plan approved by the Compensation Committee. The total potential payment may range from 50 – 200% of the executives target bonus depending on performance, with no payout if threshold performance goals are not met.

The fiscal year 2011 target and actual cash incentive awards paid to each of the Named Executive Officers are shown in the table below. The actual cash incentive awards are also shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 29.

	Fiscal Year 2011 Annual Cash Incentive Awards
Name	Target Payout as a % of Salary	Target Bonus Award ($)	Maximum Award ($)	Actual Cash Award ($)	Actual Award as a % of Salary (1)	Actual Award as a % of Target

Gary A. Corless	80%	512,000	1,024,000	439,194	69%	86%
David M. Bronson	55%	231,000	462,000	198,152	47%	86%
John F. Sasen, Sr.	55%	196,900	393,800	168,901	47%	86%
Bradley J. Hilton	45%	146,250	292,500	125,453	39%	86%
Kevin P. English	45%	146,250	292,500	125,453	39%	86%

(1)	Calculated based on the Named Executive Officers’ salary at the beginning of the fiscal year.

Fiscal year 2011 annual incentive compensation for the Named Executive Officers was funded by achievement of target earnings per share. The earnings per share goal for fiscal year 2011 was $1.34. The Company achieved 98.6% of this goal, resulting in annual incentive plan funding of 86% of the target bonus awards noted above.

Actual individual payouts for the Named Executive Officers were predicated on achievement of critical tasks and objectives based on their functional roles and responsibilities, and aligned with, and tied to progress on the Company’s core business objectives, which are:

•	REACH: Adding new customers through marketing programs and the Company’s acquisition strategy

•	STRENGTHEN and OUR HEALTH: Programs to increase penetration of buying accounts and expand operating margin by optimizing product offering

•	LEAN: Reducing operating expenses as a percentage of sales, through process redesign and investments in technology to automate processes

The Compensation Committee believes that the target earnings per share goals and individual goals set each year are challenging but attainable and designed to properly motivate management. Achievement of these targets is uncertain at the time such targets are established.

Long-Term Equity Incentive Awards

Long-term incentive awards are made pursuant to the PSS World Medical, Inc. 2006 Incentive Plan, (the “2006 Plan”). Grants under the 2006 Plan may be made in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted or deferred stock units, performance awards, dividend equivalents, performance-based cash awards, and other stock-based awards.

The Company has granted (i) performance-based restricted stock units (“Performance Shares”) and (ii) performance-accelerated restricted stock or performance-accelerated restricted stock units (“PARS”) to its Named Executive Officers under the 2006 Plan in each of the most recently completed fiscal years to align executive compensation with growth in shareholder value.

The Performance Shares are granted annually and vest three years from the date of grant and convert to shares of common stock based on the Company’s achievement of certain compound earnings per share growth targets. These awards, which are denominated as a target number of shares, will be forfeited if performance falls below the threshold level and may vest up to 250% of the target number of shares for exceptional performance.

Target goals under these awards are the product of a base fiscal year earnings per share metric compounded annually utilizing the rates outlined in the table below. The calculation of the earnings per share growth target excludes the impact of any changes in generally accepted accounting principles promulgated by standard setting bodies prior to vesting of such Performance Shares. The following table depicts target growth rates and potential payments under the plan:

	Threshold				Maximum
Compound Growth Rate	10%	12%	15%	18%	21%
Payout	50%	100%	150%	200%	250%

The PARS are granted annually and cliff vest on the fifth anniversary of the grant date, with an opportunity for accelerated vesting after three years if the Company achieves or exceeds the compound growth rate of 15%. Prior to fiscal year 2008, the Company granted restricted stock with an annual vesting in 25% increments based on the executive’s continued employment with the Company. PARS were selected as an alternative long-term equity incentive vehicle by the Compensation Committee due to the increased retention value of a longer cliff vest in conjunction with the acceleration clause, which the Compensation Committee believes better aligns the award with long-term shareholder value.

Performance Shares and PARS Issued in Fiscal Year 2011

Target awards of Performance Shares granted to the Named Executive Officers during fiscal year 2011 were as follows: Gary A. Corless, 33,723; David M. Bronson, 16,861; John F. Sasen, Sr. 11,241; Bradley J. Hilton, 11,241; and Kevin P. English, 11,241. The fiscal year 2013 target goal under these awards, which will determine the number of shares earned, is the product of fiscal year 2010 earnings per share of $1.18 compounded annually for fiscal years 2011, 2012, and 2013 at a rate of 12%.

The number of PARS granted to the Named Executive Officers during fiscal year 2011 were as follows: Gary A. Corless, 33,723; David M. Bronson, 16,861; John F. Sasen, Sr. 11,241; Bradley J. Hilton, 11,241; and Kevin P. English, 11,241. The fiscal year 2013 goal for accelerated vesting of these awards is the product of fiscal year 2010 earnings per share of $1.18 compounded annually for fiscal years 2011, 2012, and 2013 at a rate of 15%.

Summary of Long Term Incentive Awards with a Fiscal Year 2011 Measurement Period

Fiscal year 2011 earnings per share exceeded the earnings per share target for Performance Shares and PARS issued in fiscal year 2009. Compounded earnings per share over the performance period was 18.0% (excluding the impact of any changes in generally accepted accounting principles promulgated by standard setting bodies), which translated to a payout percentage of 200% of the original amount of Performance Shares issued and accelerated the vesting of PARS. Performance Shares granted in fiscal year 2009 which vested on June 5, 2011, were as follows: Messrs. Corless and Bronson, 40,606; Messrs. Sasen, Hilton, and English, 27,070. PARS awarded in fiscal year 2009, which vested on June 5, 2011, were as follows: Messrs. Corless and Bronson, 20,303; Messrs. Sasen, Hilton, and English, 13,535.

Deferred Compensation Plan

The Company offers a deferred compensation plan to qualified executives, management, and sales representatives. This plan is described in the section “Nonqualified Deferred Compensation during Fiscal Year 2011.”

Other Compensation

The Company provides annual matched contributions to executive officers’ 401(k) and deferred compensation plan accounts, life insurance coverage, and severance payments upon the occurrence of certain events. The Company has historically provided certain perquisites (which include automobile allowance, club dues, income tax preparation services, and annual physicals) and other benefits to its executives. The Company discontinued the use of certain perquisites in fiscal year 2011.

Equity Grant Practices

Historically, the Company has not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information. Generally, long-term equity incentive awards are granted to the Named Executive Officers in June, subsequent to providing annual earnings guidance to investors at the beginning of each fiscal year. Equity grants to the Named Executive Officers are approved by the Compensation Committee prior to issuance.

Stock Ownership Guidelines

In order to further align the interests of senior officers with those of our shareholders, the Company has adopted senior management stock ownership guidelines, which were originally adopted on March 23, 2005 and revised on June 10, 2010. The Company believes the appropriate stock ownership guidelines for senior management should be at least 1x annual base salary, with certain officers including the Named Executive Officers other than the Chief Executive Officer owning at least 3x annual base salary, and the Chief Executive Officer owning at least 5x annual base salary. Stock ownership includes shares of Company stock owned directly and within the Company’s 401(k) plan, time-based restricted stock, performance accelerated restricted stock and restricted stock units and the intrinsic value of unexercised options. The officer will have six years from the date of appointment to a position to reach the stated stock ownership level.

Other Considerations

The Omnibus Budget Reconciliation Act of 1993 disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” under Internal Revenue Code Section 162(m). The Company’s 2006 Incentive Plan (the “2006 Plan”) permits the grant of stock options and other awards that are fully deductible under Code Section 162(m) of the Internal Revenue Code. It is the Compensation Committee’s intent to strike a balance between attempting to preserve the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

Changes in Executive Compensation during Fiscal Year 2012

Annual Base Salaries

The Compensation Committee has evaluated fiscal year 2012 base salaries for the Named Executive Officers. Consideration was given to each individual’s performance and level of base pay compared to companies which are of comparable size to the Company and to companies with which the Company competes for executive talent. For fiscal year 2012, annual base salaries for the Named Executive Officers were set to the following amounts: Gary A. Corless, $800,000; David M. Bronson, $437,000; John F. Sasen, $366,000; Bradley J. Hilton, $335,000; and Kevin P. English, $335,000. The increase for Mr. Corless’ base salary was the result of a market-based adjustment based on the data in the Survey Reports as well as performance in his new role.

Performance Shares and Performance Accelerated Restricted Stock Units

In June 2011, the Compensation Committee of the Board of Directors approved awards of Performance Shares and PARS granted under the 2006 Plan to the Company’s Named Executive Officers which will vest in fiscal year 2014.

Target awards of Performance Shares granted to the Named Executive Officers were as follows: Gary A. Corless, 27,482; David M. Bronson, 13,741; John F. Sasen, Sr., 9,160; Bradley J. Hilton, 9,160; and Kevin P. English 9,160. The target goals under these awards are the product of fiscal year 2011 earnings per share of $1.32 compounded annually for fiscal years 2012, 2013, and 2014 at a rate of 12%.

The number of PARS granted to the Named Executive Officers was as follows: Gary A. Corless, 27,482; David M. Bronson, 13,741; John F. Sasen, Sr., 9,160; Bradley J. Hilton, 9,160; and Kevin P. English 9,160. The goal for accelerated vesting of these awards are the product of fiscal year 2011 earnings per share of $1.32 compounded annually for fiscal years 2012, 2013, and 2014 at a rate of 15%.

Other Changes

In June 2011, the Company amended the PSS World Medical, Inc. Savings Plan to increase the annual cap on Company matching contributions from $1,250 to $1,750 per participant.

Summary Compensation Table

The following table sets forth information with respect to compensation awarded to, earned by, or paid during the fiscal years ended April 1, 2011, April 2, 2010, and March 27, 2009 the Company’s principal executive officer, principal financial officer, and the next three most highly compensated executive officers in fiscal year 2011 (collectively, the “Named Executive Officers”), all of whom were serving as executive officers as of April 1, 2011:

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total $
Gary A. Corless	2011	640,000	-	1,500,000	439,194	232,715	2,811,909
Director, President and	2010	474,250	77,500	1,659,731	495,000	155,158	2,861,639
Chief Executive Officer	2009	450,000	-	749,993	321,525	130,155	1,651,673

David M. Bronson	2011	420,000	-	749,978	198,152	102,838	1,470,968
Executive Vice President	2010	360,000	-	1,419,732	396,000	130,688	2,306,420
and Chief Financial Officer	2009	360,000	-	749,993	217,986	115,917	1,443,896

John F. Sasen, Sr.	2011	358,000	-	500,000	168,901	131,435	1,158,336
Executive Vice President	2010	333,000	-	1,039,462	366,300	131,006	1,869,768
and Chief Marketing Officer	2009	333,000	-	499,983	238,283	114,573	1,185,839

Bradley J. Hilton	2011	325,000	-	500,000	125,453	45,590	996,043
Chief Service Officer	2010	280,000	-	986,475	256,063	65,397	1,587,935
	2009	280,000	-	499,983	166,266	57,785	1,004,034

Kevin P. English	2011	325,000	-	500,000	125,453	45,644	996,097
Chief Sourcing Officer	2010	280,000	-	986,475	252,000	64,003	1,582,478

(1)

Reflects additional bonus paid to Mr. Corless which equates to the additional prorated bonus he would have received under the Company’s annual incentive bonus program for the last two months of fiscal year 2010 (his first two months as Chief Executive Officer), based on Mr. Corless’s new base salary and the target bonus opportunity in place for the prior Company’s Chief Executive Officer.

(2)

Reflects the grant date fair value of restricted stock awards, restricted stock units, performance accelerated restricted stock, and performance share units granted in the fiscal year. The grant date fair value of the award was determined in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”), based on the fair market value of the underlying shares on the date of grant and the probable outcome of performance-based vesting conditions, excluding the effects of estimated forfeitures. There were no forfeitures during fiscal years 2011, and 2009. Assumptions and methods utilized by the Company in valuing the stock awards are described in Footnote 15, Incentive and Stock-Based Compensation, and in the Critical Accounting Estimates section of Item 7, MD&A, of the Company’s fiscal year 2011 Form 10-K filed with the SEC. The total grant date value of the stock awards, assuming the highest level of performance conditions will be achieved under the relevant performance shares, granted in fiscal years 2011, 2010, and 2009 were as follows: Mr. Corless, $2,624,998, $1,912,439, and $1,312,486; Mr. Bronson, $1,312,460, $1,672,440, and $1,312,486; Mr. Sasen $874,999, $1,207,930, and $874,969; and Mr. Hilton, $874,999, $1,154,943, and $874,969, respectively. The total grant date value of the stock awards, assuming the highest level of performance conditions will be achieved under the relevant performance shares, granted in fiscal year 2011 and 2010 to Mr. English was $874,999 and $1,154,943, respectively.

(3)

Reflects (i) annual cash incentive awards earned based on fiscal years 2011, 2010, and 2009 performance, and (ii) other non-equity incentive awards earned during fiscal years 2010 and 2009. For information regarding the Company’s annual cash incentive program, see the discussion in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)

See the “All Other Compensation – Details” table below. Perquisites and personal benefits payable to the Named Executive Officers in fiscal years 2010 and 2009 included automobile allowance, club dues, income tax preparation services, and annual physicals. The value of perquisites and personal benefits were calculated based on the incremental cost to the Company of providing the benefit. Many of these perquisites and personal benefits were discontinued during fiscal year 2011.

All Other Compensation – Details

The following table sets forth the value of the benefits included in “All Other Compensation” for the Named Executive Officers in fiscal years 2011, 2010, and 2009:

Name	Year	Company Match to Officers’ Deferred Compensation Plan ($)	Imputed Income of Split Dollar Life Insurance Policy(1) ($)	Company Match to the 401K Plan ($)	Gross Up of Taxes Paid by Company ($)	Perquisites ($)	Total ($)
G. Corless	2011	229,192	1,573	1,250	-	700	232,715
	2010	116,702	1,358	1,250	4,890	30,958	155,158
	2009	93,294	1,281	1,250	4,890	29,440	130,155

D. Bronson	2011	94,680	5,368	1,250	-	1,540	102,838
	2010	88,498	4,529	1,250	5,086	31,325	130,688
	2009	76,004	4,137	1,250	5,086	29,440	115,917

J. Sasen, Sr.	2011	108,645	17,480	1,250	-	4,060	131,435
	2010	81,861	14,861	1,250	4,229	28,805	131,006
	2009	70,304	13,430	1,250	4,229	25,360	114,573

B. Hilton	2011	43,275	537	1,250	-	528	45,590
	2010	32,104	526	1,250	4,848	26,669	65,397
	2009	27,251	516	1,250	4,848	23,920	57,785

K. English	2011	43,275	569	1,250	-	550	45,644
	2010	32,104	547	1,250	4,848	25,254	64,003

(1)

The Company provides life insurance benefits for its Named Executive Officers under an endorsement split dollar arrangement where the executive’s beneficiary will be entitled to receive the death proceeds upon the executive’s death and the Company owns all remaining proceeds, including the cash surrender value of the policies. The amounts reported in the table represent the dollar value of insurance premiums paid by the Company with respect to life insurance for the benefit of a Named Executive Officer. Premiums paid during fiscal year 2011 and the related values of each Named Executive Officer’s death benefit are: Mr. Corless $22,581 / $2 million, Mr. Bronson $32,942 / $1 million, Mr. Sasen $18,490 / $1 million, Mr. Hilton $15,629 / $500,000, and Mr. English $11,214 / $500,000. Premiums paid in fiscal years 2010 and the related values of each Named Executive Officer’s death benefit were: Mr. Corless $19,551 / $1 million, Mr. Bronson $29,614 / $1 million, Mr. Sasen $15,300 / $1 million, Mr. Hilton $13,545 / $500,000, and Mr. English $9,782 / $500,000.

Grants of Plan-Based Awards During Fiscal Year 2011

The following table sets forth the individual grants of plan-based awards made to each of the Named Executive Officers during fiscal year 2011:

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
								(#)	($)

G. Corless		256,000	512,000	1,024,000	-	-	-	-	-
	6/10/10	-	-	-	16,862	33,723	84,308	-	750,000
	6/10/10	-	-	-	-	-	-	33,723	750,000

D. Bronson		115,500	231,000	462,000	-	-	-	-	-
	6/10/10	-	-	-	8,431	16,861	42,153	-	374,989
	6/10/10	-	-	-	-	-	-	16,861	374,989

J. Sasen, Sr.		98,450	196,900	393,800	-	-	-	-	-
	6/10/10	-	-	-	5,621	11,241	28,103	-	250,000
	6/10/10	-	-	-	-	-	-	11,241	250,000

B. Hilton		73,125	146,250	292,500	-	-	-	-	-
	6/10/10	-	-	-	5,621	11,241	28,103	-	250,000
	6/10/10	-	-	-	-	-	-	11,241	250,000

K. English		73,125	146,250	292,500	-	-	-	-	-
	6/10/10	-	-	-	5,621	11,241	28,103	-	250,000
	6/10/10	-	-	-	-	-	-	11,241	250,000

(1)

Represents threshold, target and maximum payout levels under the annual cash incentive program for fiscal year 2011 performance. The actual amount earned by each Named Executive Officer in fiscal year 2011 is included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.” For more information regarding the annual cash incentive program, see the discussion in the “Compensation Discussion and Analysis” section of this proxy statement.

(2)

Represents the number of performance shares awarded under the 2006 Plan. These awards vest upon three years from the date of grant if certain earnings per share goals are met. Dividends are accrued for these shares if and when dividends are paid on common stock, but the payment of such dividends shall be deferred and held (without interest) by the Company until the expiration of the restricted period. See “Long-Term Equity Incentive Awards” within the “Compensation Discussion and Analysis” section of this proxy statement for a description of the performance-based conditions relating to these grants.

(3)

Awards granted on June 10, 2010 represent the number of shares of performance accelerated restricted stock units awarded under the 2006 Plan. These awards cliff vest five years from the date of grant, but may vest in three years upon the attainment of certain earnings per share goals. See “Long-Term Equity Incentive Awards” within the “Compensation Discussion and Analysis” section of this proxy statement for a description of the time-based vesting and performance-based conditions relating to these grants. Dividends are accrued if and when dividends are paid on common stock, but the payment of such dividends shall be deferred and held (without interest) by the Company until the expiration of the restricted period.

(4)

The amounts shown in this column represent performance shares and performance accelerated restricted stock units granted on the dates noted. The grant date fair value of the awards is determined pursuant to ASC 718 and is based on the fair market value of the shares utilizing the Company’s closing stock price on the grant date and the estimated future payout. The closing stock price was $22.24 per share on June 10, 2010.

Employment Agreements

The Company has entered into employment agreements with the Named Executive Officers that include the terms described below.

Term.    The Named Executive Officers’ employment agreements were for initial terms of three years, in the case of Messrs. Bronson, Sasen, and Corless, and two years, in the case of Messrs. Hilton and English. Thereafter, each agreement automatically extended by one year on each anniversary of the effective date, unless either party elects not to extend. Upon a change in control of the Company, as defined in the employment agreements, the term will automatically extend through the later of (i) the third anniversary (in the case of Messrs. Sasen, Corless, and Bronson) or the second anniversary (in the case of Messrs. Hilton and English) of the date of the change in control or (ii) the normal expiration of the then-current term.

Salary and Benefits.    Under the terms of current employment agreements, each Named Executive Officer is entitled to a minimum annual salary and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to employees or other senior executives of the Company.

Termination.    Employment may be terminated at any time by the Company with or without “cause” (as defined in the agreement), or by the executive with or without “good reason” (as defined in the agreement). Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below. In addition, an employment agreement will be terminated upon the death, disability or retirement of the executive.

If a Named Executive Officer is terminated without cause or resigns for good reason, he will be entitled to (i) unpaid base salary and accrued benefits through the termination date, plus (ii) a severance amount equal to one times his base salary and target annual bonus, in the case of Messrs. Corless and Bronson, one times his base salary, in the case of Mr. Sasen, or 75% of his base salary and target annual bonus, in the case of Messrs. Hilton and English. The Company will also provide the executive with (i) welfare benefit plan coverage following such termination for one year, in the case of Messrs. Corless, Bronson, and Sasen or nine months in the case of Messrs. Hilton and English, and (ii) reimbursement for outplacement services up to $30,000, in the case of Messrs. Corless, Sasen, and Bronson, and $15,000, in the case of Messrs. Hilton and English.

If a Named Executive Officer’s termination follows or is in connection with a change of control, in lieu of the benefits described above, the Company will pay the executive (i) his accrued salary and benefits through the date of termination; (ii) a pro rata payment of his annual bonus for the year of termination; (iii) a severance amount equal to two times his annual base salary and target annual bonus, in the case of Messrs. Corless and Bronson, two times his annual base salary, in the case of Mr. Sasen, or 1.5 times his annual salary and target annual bonus, in the case of Messrs. Hilton and English; (iv) welfare benefit plan coverage for a period of two years, in the case of Messrs. Corless, Bronson, and Sasen, or 1.5 years, in the case of Messrs. Hilton and English; and (v) the outplacement service reimbursement described above. Each of the employment agreements provides that the Named Executive Officer will be entitled to a tax gross-up payment from the Company to cover any excise tax liability he may incur as a result of payments or benefits, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

If any of the Named Executive Officers are terminated for cause or resigns from the Company without good reason, he will be entitled to his accrued salary and benefits through the date of termination, and, in the case of Mr. Sasen, continuation of welfare benefit plan coverage for a period of 30 days and a lump sum severance payment equal to 30 days’ salary. If a Named Executive Officer’s employment is terminated by reason of his disability or retirement, he will be entitled under his employment agreement to his accrued salary and benefits and any disability or retirement benefits that may apply. If a Named Executive Officer’s employment is terminated by reason of his death, his estate will be entitled to accrued salary and benefits and any death benefits that may apply, and in the case of Mr. Sasen, a lump sum payment equal to two months base salary.

Restrictive Covenants.    Each Named Executive Officer has agreed in his employment agreement not to disclose confidential information or compete with the Company, and not to solicit the Company’s customers or recruit its employees, for a period of 18 months following the termination of his employment. These restrictive covenants expire upon a change of control of the Company.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table provides information concerning restricted stock and option awards that were outstanding as of April 1, 2011 for each of the Named Executive Officers.

		Option Awards			Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (4) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested(3) ($)

G. Corless	7/1/02	22,905	9.89	7/1/2012	-	-	-	-
	7/1/03	5,900	6.96	7/1/2013	-	-	-	-
	6/5/08	-	-	-	20,303	551,633	-	-
	6/5/08	-	-	-	40,606	1,103,265	-	-
	6/4/09	-	-	-	22,058	599,316	-	-
	6/4/09	-	-	-	-	-	22,058	599,316
	2/2/10	-	-	-	29,282	795,592	-	-
	6/10/10	-	-	-	-	-	33,723	916,254
	6/10/10	-	-	-	33,723	916,254	-	-

D. Bronson	6/5/08	-	-	-	20,303	551,633	-	-
	6/5/08	-	-	-	40,606	1,103,265	-	-
	6/4/09	-	-	-	22,058	599,316	-	-
	6/4/09	-	-	-	-	-	22,058	599,316
	2/2/10	-	-	-	17,569	477,350	-	-
	6/10/10	-	-	-	-	-	16,861	458,113
	6/10/10	-	-	-	16,861	458,113	-	-

J. Sasen, Sr.	6/5/08	-	-	-	13,535	367,746	-	-
	6/5/08	-	-	-	27,070	735,492	-	-
	6/4/09	-	-	-	14,705	399,535	-	-
	6/4/09	-	-	-	-	-	14,705	399,535
	2/2/10	-	-	-	16,251	441,540	-	-
	6/10/10	-	-	-	-	-	11,241	305,418
	6/10/10	-	-	-	11,241	305,418	-	-

B. Hilton	6/5/08	-	-	-	13,535	367,746	-	-
	6/5/08	-	-	-	27,070	735,492	-	-
	6/4/09	-	-	-	14,705	399,535	-	-
	6/4/09	-	-	-	-	-	14,705	399,535
	2/2/10	-	-	-	13,665	371,278	-	-
	6/10/10	-	-	-	-	-	11,241	305,418
	6/10/10	-	-	-	11,241	305,418	-	-

K. English	6/5/08	-	-	-	13,535	367,746	-	-
	6/5/08	-	-	-	27,070	735,492	-	-
	6/4/09	-	-	-	14,705	399,535	-	-
	6/4/09	-	-	-	-	-	14,705	399,535
	2/2/10	-	-	-	13,665	371,278	-	-
	6/10/10	-	-	-	-	-	11,241	305,418
	6/10/10	-	-	-	11,241	305,418	-	-

(1)	For better understanding of this table, we have included an additional column showing the grant date of the awards.

(2)	The following table represents the vesting dates of all outstanding restricted stock, Performance Shares, and PARS:

Grant Date	Type of Award	Vesting
All	Performance Shares	3-year cliff vesting if certain performance targets are reached

6/5/2008	Performance Accelerated Restricted Stock	5-year cliff vesting, which may accelerate to 3-year cliff vesting if certain performance targets are reached

6/4/2009; 6/10/2010	Performance Accelerated Restricted Stock Units	5-year cliff vesting, which may accelerate to 3-year cliff vesting if certain performance targets are reached

2/2/2010	Time-Based Restricted Stock	3-year cliff vesting

(3)	Reflects the market value calculated using the closing price of the Company’s common stock on April 1, 2011 ($27.17).

(4)	Reflects the target number of shares to be earned, as the achievement or non-achievement of the performance targets are based on the third year of the performance period.

Option Exercises and Stock Vested During Fiscal Year 2011

The following table provides information concerning stock option awards and restricted stock awards held by the Named Executive Officers that were exercised or vested during fiscal year 2011.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Name	(#)	($)	(#)	($)
G. Corless	19,326	390,561	56,019	1,218,973
D. Bronson	15,759	264,179	57,057	1,241,560
J. Sasen, Sr.	70,871	984,796	37,000	805,120
B. Hilton	2,381	41,763	40,459	880,388
K. English	-	-	40,459	880,388

(1)	Represents the excess of the fair market value of the shares at the time of exercise over the exercise price.

(2)	Represents the fair market value of the shares on the date the stock award vested.

Nonqualified Deferred Compensation During Fiscal Year 2011

The following table provides information regarding the Named Executive Officers’ contributions and benefits under the Company’s Amended and Restated Officer Deferred Compensation Plan.

Name	Executive Contributions in Last FY(1) ($)	Company Contributions in Last FY(2) ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)

G. Corless	181,875	229,192	529,683	-	3,214,167
D. Bronson	94,680	94,680	243,163	-	2,022,311
J. Sasen, Sr.	236,850	108,645	322,280	-	4,573,669
B. Hilton	57,700	43,275	85,951	-	884,340
K. English	90,200	43,275	128,185	374,229	907,606

(1)

Executive contributions during the last fiscal year were composed of: (i) amounts related to executive contributions in the last fiscal year, which are included in 2011 compensation on the “Summary Compensation Table” under the column titled “Salary”: Mr. Corless $96,000, Mr. Bronson $62,943, Mr. Sasen $53,700, Mr. Hilton $32,500, and Mr. English $65,000 and (ii) contributions that were reported as compensation during fiscal year 2010 under “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table,” as they were contributions made from the fiscal year 2010 bonus that was paid by the Company in fiscal year 2011.

(2)	Amounts are reported as 2011 compensation in the “All Other Compensation” column of the “Summary Compensation Table.”

Under the Company’s Amended and Restated Officer Deferred Compensation Plan, the Named Executive Officers can elect to defer up to 100% of their total compensation including salary, bonuses, and other non-equity incentive plan awards. The Company’s matching contribution ranges from 75% to 125% of the participant’s deferral, limited to 15% of total compensation for Messrs Corless, Bronson, and Sasen, or 10% of total compensation for Mr. Hilton and Mr. English. Deferred amounts are credited with earnings or losses based on the rate of return of investments selected by the executive, which the executive may change at any time. During fiscal year 2011, the Named Executive Officers realized rates of return ranging from 8.3% to 23.3% on their portfolio of fund investments.

Participant contributions are always 100% vested. Company matching contributions vest in 20% increments beginning after participating in the plan for 4 years and become fully vested after participating in the plan for 8 years, or earlier upon the participant’s death, normal retirement (defined as termination of employment after age 60, or after age 55 with ten years of service with the Company), disability, or in the event of a change in control if the successor company terminates the plan or if the participant’s employment is terminated without cause or if the participant resigns for good reason within 24 months of the change in control. Vested plan benefits are payable in accordance with the participant’s deferral election, either in a lump sum on a specified future date, in a lump sum upon the participant’s death, or in a number of equal annual installments (between 5 and 20) upon the participant’s termination of employment or disability. The Company has purchased corporate-owned life insurance policies for certain participants in the Program to fund the future payments related to the deferred compensation liability.

Potential Payments Upon Termination or Change in Control

The Company has entered into employment agreements with each of the Named Executive Officers, and also maintains certain other plans and arrangements in which the Named Executive Officers participate, that provide benefits to the Named Executive Officers in the event of a termination of employment under certain circumstances. The following table summarizes the value of payments and benefits that each of the Named Executive Officers would be entitled to receive assuming that a termination of employment occurred on April 1, 2011, under the circumstances shown. The amounts shown in the table exclude distributions under the 401(k) retirement plan and other benefits that are generally available to all of the Company’s salaried employees. The table also excludes distributions under the Company’s deferred compensation plan, as each named executive officer is fully vested in their deferred compensation plan balance and would receive their ending balance as of April 1, 2011. See the Nonqualified Deferred Compensation During Fiscal Year 2011 table for amounts relating to deferred compensation ending balances. Additionally, the table excludes the annual bonus for fiscal year 2011, which was fully earned and disclosed in the Summary Compensation Table.

Reason for Termination:	G. Corless	D. Bronson	J. Sasen, Sr.	B. Hilton	K. English
By Executive for Good Reason; By Company Without Cause
Cash Severance (1)	$1,152,000	$651,000	$358,000	$353,438	$353,438
Health & Welfare Continuation(2)	15,840	5,868	12,360	11,880	11,880
Outplacement Services(3)	30,000	30,000	30,000	15,000	15,000

Total Estimated Value of Payments and Benefits	$1,197,840	$686,868	$400,360	$380,318	$380,318

Death, Disability or Retirement
Death Benefit(4)	$-	$-	$59,667	$-	$-
Value of Accelerated Equity Awards (5)	5,481,629	4,247,106	2,954,683	2,884,422	2,884,422

Total Estimated Value of Payments and Benefits	$5,481,629	$4,247,106	$3,014,350	$2,884,422	$2,884,422

By Company for Cause; By Executive without Good Reason (Voluntary)
Cash Severance(6)	$-	$-	$29,833	$-	$-
Health & Welfare Continuation(7)	-	-	1,030	-	-

Total Estimated Value of Payments and Benefits	$-	$-	$30,863	$-	$-

Termination Following or in Connection with a Change of Control
Cash Severance(1)	2,304,000	1,302,000	716,000	706,875	706,875
Health & Welfare Continuation(2)	31,680	11,736	24,720	23,760	23,760
Value of Accelerated Equity Awards(5)	5,481,629	4,247,106	2,954,683	2,884,422	2,884,422
Outplacement Services(3)	30,000	30,000	30,000	15,000	15,000
Estimated 280G Gross-Up Payment(8)	1,624,089	-	-	-	-

Total Estimated Value of Payments and Benefits	$9,471,398	$5,590,842	$3,725,403	$3,630,057	$3,630,057

(1)

Per executive’s employment agreement, termination by the Company without Cause or by the executive for Good Reason results in a lump sum severance amount equal to one times base salary and target bonus for Messrs. Corless and Bronson, one times his base salary for Mr. Sasen, or 75% of base salary and target bonus for Messrs. Hilton and English. If the termination occurs after or in connection with a change in control of the Company, the executives receive a lump sum severance amount equal to two times base salary and target bonus for Messrs. Corless and Bronson, two times his base salary for Mr. Sasen, or 150% of base salary and target bonus for Messrs. Hilton and English.

(2)

Represents the cost of providing welfare benefit plan coverage following the executive’s termination for a period of one year in the case of Messrs. Corless, Bronson and Sasen, or for nine months in the case of Messrs. Hilton and English. If the executive’s termination of employment occurs after or in connection with a change in control of the Company, the Company will provide welfare benefit plan coverage for a period of two years in the case of Messrs. Corless, Bronson and Sasen, or for 1.5 years in the case of Messrs. Hilton and English.

(3)

Employment agreements provide for outplacement expenses for a period of one year following termination, subject to a maximum of $30,000 in the case of Messrs. Corless, Bronson and Sasen, or $15,000 in the case of Messrs. Hilton and English.

(4)

The employment agreement with Mr. Sasen provide that if the executive’s employment is terminated by reason of his death, his estate will be entitled to a lump sum payment equal to two months base salary.

(5)

Represents the fair market value of shares of unvested restricted stock and shares underlying outstanding restricted stock units, based on the closing price of the Company’s common stock on April 1, 2011 ($27.17), which vest and convert to shares of common stock upon the specified termination event or upon the occurrence of a change in control.

(6)

Mr. Sasen’s employment agreement provide that if his employment is terminated for cause or if he resigns from the Company without good reason, he will be entitled to a lump sum severance payment equal to 30 days salary.

(7)

Represents the cost of providing welfare benefit plan coverage following the executive’s termination for cause or his resignation for good reason, as provided in Mr. Sasen’s employment agreement, for a period of 30 days.

(8)

Employment agreements with the Named Executive Officers provide that the Company will reimburse the executive for any excise taxes imposed pursuant to Section 280G and 4999 of the Internal Revenue Code and income and excise taxes that are payable by the executive as a result of such reimbursement (the “280G Gross-Up Payment”), provided that the net after-tax benefit to the executive is at least $50,000 more than the net after-tax benefit to the executive of a “cut-back” to the extent necessary to avoid imposition of the excise tax.

Equity Compensation Plan Information

The Company maintains several stock incentive plans for the benefit of employees, officers, and directors. The following table summarizes the potential dilution that could occur from past and future equity grants for all plans as of April 1, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	796,068	(2)	$8.57	(3)	2,177,554	(4)

Equity compensation plan not approved by security holders(1)	18,002		6.96		-

Total	814,070		$8.44		2,177,554

(1)

The 1999 Broad-Based Employee Stock Plan is the only equity compensation plan that is not approved by shareholders. Under this plan, 2,600,000 shares of Common Stock were originally reserved for issuance to employees and consultants. Since inception of the 2006 Incentive Plan, there have been no further grants under this plan. The Compensation Committee of the Board of Directors had discretion to make grants under this plan in the form of nonqualified stock options, restricted stock, or unrestricted stock awards. The exercise price of options granted were at least the fair market value of the Common Stock on the date of grant. Unless otherwise specified by the Compensation Committee, options were fully vested and exercisable three years from the date of grant.

(2)

Includes (a) 69,521 shares of common stock issuable upon exercise of outstanding options under the Company’s 1999 Long Term Incentive Plan, with a weighted-average exercise price of $9.50; (b) 132,780 shares of common stock issuable upon exercise of outstanding options under the Company’s Amended and Restated Directors’ Stock Plan, with a weighted-average exercise price of $8.08; and (c) 593,767 shares underlying unvested restricted stock units issued pursuant to the 2006 Incentive Plan, based upon maximum possible payout of the awards granted in fiscal year 2010 and 2011 and actual awards earned subsequent to fiscal year 2011 for the fiscal year 2009 grants. Amount does not include 830,606 shares of the Company’s common stock issued and outstanding pursuant to unvested restricted stock awards.

(3)	Restricted stock units do not have an exercise price and therefore are not included in the calculation of the weighted-average exercise price.

(4)

Includes (a) 248,191 shares available under the 2004 Non-Employee Directors Plan and (b) 1,929,363 shares available under the 2006 Incentive Plan for issuance pursuant to awards of restricted stock, unrestricted stock, or performance awards. Amounts based upon maximum possible payout of the restricted stock unit awards granted in fiscal year 2010 and 2011 and actual restricted stock units vested subsequent to fiscal year 2011 for the fiscal year 2009 grants.

Compensation Committee Interlocks and Insider Participation

The following directors served on the Compensation Committee during fiscal year 2011: Mr. Carpenter, Mr. Crowe, and Ms. Kesler. None of such persons was an officer or employee of the Company during fiscal year 2011 or at any time in the past. During fiscal year 2011, none of the members of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of the Company’s Common Stock as of June 17, 2011 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each director and nominee for director of the Company; (iii) each Named Executive Officer named in the Summary Compensation Table; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or convertible within 60 days of June 17, 2011 are deemed outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number and percentage ownership of Common Stock of such person but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of Common Stock of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number(2)		Percent(3)

Beneficial Owners of more than 5%:
BlackRock, Inc.	5,170,702	(4)	9.7%
FMR LLC	3,998,500	(5)	7.5%
Goldman Sachs Group, Inc.	3,130,767	(6)	5.8%
Vanguard Group, Inc.	2,855,447	(7)	5.3%

Named Executive Officers and Directors:
Gary A. Corless	130,511		*
David M. Bronson	57,191		*
John F. Sasen, Sr.	119,785		*
Bradley J. Hilton	51,351		*
Kevin P. English	20,533		*
Delores M. Kesler	139,685		*
Charles E. Adair	55,558		*
Alvin R. Carpenter	34,621	(8)	*
Jeffrey C. Crowe	14,344		*
Steven T. Halverson	8,904	(8)	*
Melvin L. Hecktman	113,372		*
Stephen H. Rogers	46,484		*

All Executive Officers and Directors as a group (16 persons)	870,451		1.6%

*	Beneficial ownership is less than 1% of the Company’s outstanding Common Stock.

(1)	Unless otherwise noted, the address of the beneficial owners is c/o PSS World Medical Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

(2)

Included in such beneficial ownership are shares of Common Stock issuable upon the exercise of certain options exercisable immediately or within 60 days of June 17, 2011 as follows: Mr. Corless, 28,805 shares; Mr. Adair, 36,320 shares; Mr. Hecktman, 7,329 shares; Ms. Kesler, 54,190 shares; and all executive officers and directors as a group, 130,323 shares.

(3)	The percentage of beneficial ownership is based on shares of Common Stock outstanding as of June 17, 2011.

(4)

The business address of BlackRock, Inc. is 55 East 52nd St., New York, NY 10055. Includes shares held by BlackRock, Inc. and its subsidiaries, including BlackRock Investment Management LLC, BlackRock Institutional Trust Company, N.A., BlackRock Group Ltd, BlackRock Fund Advisors, BlackRock Advisors LLC, and BlackRock Japan Co., Ltd. The number of shares reported was derived from Schedules 13F filed with the SEC on April 21, 2011 by BlackRock Inc. and its subsidiaries listed above, which reported sole voting power and sole dispositive power with respect to 5,170,702.

(5)

The business address of FMR LLC is 82 Devonshire St., Boston, MA 02109. Includes shares held by FMR LLC and its subsidiaries, including Fidelity Management & Research Co and indirectly, wholly owned subsidiary, Pyramis Global

Advisors, LLC. The number of shares reported was derived from a Schedule 13F filed with the SEC on May 16, 2011 by FMR LLC, which reported sole voting power with respect to 17,600 and sole dispositive power with respect to 3,998,500.

(6)

The business address of Goldman Sachs Group, Inc. is 200 West St., New York, NY 10282. The number of shares reported was derived from a Schedule 13F filed with the SEC on May 16, 2011 by Goldman Sachs Group, Inc., which reported sole voting power with respect to 3,096,200 shares and sole dispositive power with respect to 3,130,767 shares.

(7)

The business address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The number of shares reported was derived from a Schedule 13F filed with the SEC on May 9, 2011 by The Vanguard Group, Inc., which reported sole voting power with respect to 75,659 shares and sole dispositive power with respect to 2,855,447 shares.

(8)

Includes deferred stock units that each represents a right to receive one share of Common Stock per unit on the earlier of (i) a future date selected by the director, or (ii) a termination of service as a director for any reason, as follows: Mr. Carpenter, 9,277 units; Mr. Halverson, 5,274 units.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three members, each of which has satisfied the NASDAQ listing standards for audit committee service. The Committee has reviewed and discussed the Company’s audited financial statements and management’s annual report on internal control over financial reporting with management, which has primary responsibility for the financial statements and related internal controls. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for the fiscal year ended April 1, 2011, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Committee has discussed with KPMG the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has also received from KPMG the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s independence from the Company and has discussed with KPMG its independence from the Company. The Committee also concluded that KPMG’s provision of audit and non-audit services, as described above under the heading “General Information about KPMG LLP,” to the Company and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2011, and selected KPMG as the independent registered public accounting firm for the Company for the fiscal year ending March 30, 2012.

This report is provided by the following independent directors, who constitute the Committee:

Charles E. Adair, Chairman

Melvin L. Hecktman

Stephen H. Rogers

RELATED PERSON TRANSACTIONS

The Corporate Governance Committee has responsibility for reviewing and approving related party transactions as set forth in its charter. Related party transactions are defined by applicable law and regulations including Item 404 of SEC Regulation S-K. To identify such transactions, among other things, we require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. From time to time, the Company may have employees who are related to our executive officers or directors.

Mr. Bradley J. Hilton’s father, Mr. Herbert Hilton, and brothers, Mr. Douglas Hilton and Mr. Daniel Hilton, are employed by the Company in non-executive officer positions and were compensated $154,793, $263,212 and $232,453, respectively, during fiscal year 2011.

Mr. John F. Sasen, Sr.’s son, Mr. John F. Sasen, Jr., is employed by the Company in a non-executive officer position and was compensated $145,188 during fiscal year 2011.

The compensation and other terms of employment of these related persons were reviewed and ratified by the Corporate Governance Committee and are consistent with the Company’s policies that apply to all employees.

SHAREHOLDER PROPOSALS FOR 2012

ANNUAL MEETING

Any proposal pursuant to Rule 14a-8 of the Exchange Act that a shareholder may desire to have included in the Company’s proxy materials for presentation at the 2012 Annual Meeting of Shareholders must be received by the Company at its executive offices on or prior to March 19, 2012. Proposals should be directed to the attention of the Corporate Secretary of the Company, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Only proper proposals under Rule 14a-8 that are timely received will be included in the proxy statement and proxy card for our 2012 Annual Meeting of Shareholders.

Shareholders intending to present business at the Company’s 2012 Annual Meeting of Shareholders other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s Bylaws. To bring business before an annual meeting, the Company’s Bylaws require, among other things, that the shareholder’s written notice thereof to the Secretary of the Company be received at the Company’s executive offices not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s Annual Meeting; provided, however, in the event the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by a shareholder must be delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or, if the date of the annual meeting is less than 100 days prior to such Annual Meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, the Company must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than April 27, 2012 and no later than May 27, 2012. If the notice is received before April 27, 2012 or after May 27, 2012, it will be considered untimely and the shareholder will not be entitled to present the proposal at the 2012 Annual Meeting.

Shareholders intending to propose a director candidate to be considered and voted on the Company’s 2012 Annual Meeting must comply with the requirements set forth in the Company’s Bylaws. To propose a director candidate to be considered and voted on at an Annual Meeting, the Company’s Bylaws require, among other things, that the shareholder’s written notice thereof complying with the Bylaws to the Secretary of the Company be delivered and received at the Company’s executive officers not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s Annual Meeting; provided, however, in the event the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or in the event directors are to be elected at a special meeting, notice by a shareholder must be delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or, if the date of the annual meeting is less than 100 days prior to such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, the Company must receive notice of a shareholder proposal regarding a director candidate to be considered and voted on at the 2012 Annual Meeting no sooner than April 27, 2012 and no later than May 27, 2012. If the notice is received before April 27, 2012 or after May 27, 2012, it will be considered untimely and the shareholder will not be entitled to propose a director candidate to be considered at the 2012 Annual Meeting.

OTHER MATTERS

Expenses of Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, directors, officers or other employees of the Company may solicit proxies personally or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of the nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who beneficially own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, or written representations that no annual forms (Form 5) were required, the Company believes that, during fiscal year 2011, for such persons there were no late reports, no transactions that were not reported on a timely basis, and no known failures to file a required form, except that, due to administrative errors, Messrs. Dienes and Steele each reported two late transactions, and Mr. DeRienzis reported one late transaction, on a Form 4 that should have been reported earlier on a Form 4.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2011, including financial statements, exhibits and any amendments thereto, as filed with the SEC may be obtained without charge upon written request to: Robert Weiner, Vice President, Investor Relations, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

Corporate Governance Information

The Company provides public access to its Code of Ethics, Corporate Governance Principals, and the charters of the Audit, Governance, and Compensation Committees via the Company’s web site at www.pssworldmedical.com. The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s principal executive officer, principal financial officer, or principal accounting officer) on its web site. The Corporate Governance Committee Charter may also be obtained by writing to: PSS World Medical, Inc., Investor Relations, 4345 Southpoint Blvd., Jacksonville, Florida 32216.

Multiple Shareholders Sharing One Address

In some instances, the Company may deliver to multiple shareholders sharing a common address only one copy of this Proxy Statement and one copy of the Company’s Annual Report for the fiscal year ended April 1, 2011. If requested by phone or in writing, the Company will promptly provide a separate copy of the Proxy Statement or the Annual Report, or both, to a shareholder sharing an address with another shareholder. Requests by phone should be made to Robert Weiner at (904) 332-3000, and requests in writing should be sent to the attention of Robert Weiner, Vice President, Investor Relations, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to the Company at the address above.

Other Business

The Board does not presently intend to bring any other matters before this Annual Meeting and, so far as is known to the Board, no matters are to be brought before this Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before this Annual Meeting, the persons named as proxies will vote in accordance with their best judgment on such matters.

PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned, having duly received the Notice of the Annual Meeting of Shareholders and the Proxy Statement, dated July     , 2011, hereby appoints Gary A. Corless and Joshua H. DeRienzis as proxies (together “Proxies”), each with the power to appoint his substitute, and hereby authorizes either one or both of them to represent and to vote, as designated below, all shares of Common Stock of PSS World Medical, Inc. (the “Company”) held of record by the undersigned on June 17, 2011 at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Thursday, August 25, 2011 at the Enterprise Park Building located at 4190 Belfort Road, Jacksonville, Florida 32216, next to the Company’s corporate headquarters and at any adjournments or postponements thereof. The undersigned hereby revokes any other proxy previously executed by the undersigned for the Annual Meeting of Shareholders.

1.	Election of Directors.

The Board of Directors recommends you vote FOR this proposal:

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Messrs. Charles E. Adair, Alvin R. Carpenter and Stephen H. Rogers

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.

The Board of Directors recommends you vote FOR this proposal:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approve an amendment to the Company’s Bylaws to provide for a majority vote standard in uncontested director elections.

The Board of Directors recommends you vote FOR this proposal:

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Advisory vote on the compensation of the Company’s named executive officers.

The Board of Directors recommends you vote FOR this proposal:

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	An advisory vote on the frequency of a shareholder vote on the compensation of the Company’s named executive officers.

The Board of Directors recommends you vote ONE YEAR for this proposal:

☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

6.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ON PROPOSALS ONE THROUGH FOUR AND “ONE YEAR” FOR PROPOSAL FIVE.

Please sign exactly as name appears on this Proxy. Where shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, an authorized person should sign in the full corporate name. If signing as a partnership, an authorized person should sign in the full partnership name.

Dated:                    , 2011

Signature

Signature

Title(s)

If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.